MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 of Alba Mineral Exploration Inc., of our report dated February 25, 2008 on our audit of the financial statements of Alba Mineral Exploration Inc. as of December 31, 2007, and the related statements of operations, stockholders’ equity and cash flows for the period ended December 31, 2007 and since inception on July 24, 2007 through December 31, 2007, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
March 31, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501